Exhibit 99.1

P.O. Box 25099 Richmond, VA 23260 • phone: (804) 359-9311 • fax (804) 254-3594

PRESS RELEASE

CONTACT	RELEASE

Karen M. L. Whelan	Immediately
Phone: (804) 359-9311
Fax: (804) 254-3594
Email: investor@universalleaf.com

Universal Corporation Announces Quarterly Dividends and Sets

Annual Meeting Date

Richmond, VA • May 22, 2008 / PRNEWSWIRE

George C. Freeman, III, President and Chief Executive Officer of Universal Corporation (NYSE:UVV), announced today that the Company’s Board of Directors declared a quarterly dividend of forty-five cents ($0.45) per share on the common shares of the Company, payable August 11, 2008, to common shareholders of record at the close of business on July 14, 2008.

In addition, the Board of Directors declared a quarterly dividend of $16.875 per share on the Series B 6.75% Convertible Perpetual Preferred Stock (“Series B Preferred Stock”), payable June 16, 2008, to shareholders of record as of 5:00 p.m. Eastern Time on June 1, 2008.

The Board of Directors set the date of the Annual Meeting of Shareholders as Tuesday, August 5, 2008, to be held at 2:00 p.m. at the Company’s headquarters building. The Board of Directors set the record date for the Annual Meeting of Shareholders as June 17, 2008.

Headquartered in Richmond, Virginia, Universal Corporation is one of the world’s leading tobacco merchants and processors and conducts business in more than 35 countries. Its revenues from continuing operations for the fiscal year ended March 31, 2007, were $2.0 billion. For more information on Universal Corporation, visit its web site at www.universalcorp.com.

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